Exhibit 99.2

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Vice President Finance and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:          August 4, 2010

SKYWEST ANNOUNCES SECOND QUARTER 2010 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported operating revenues of $649.8 million for the quarter ended June 30, 2010, compared to $698.8 million for the same period last year.  SkyWest also reported net income of $18.7 million or $0.33 per diluted share, for the quarter ended June 30, 2010, compared to $26.2 million of net income or $0.46 per diluted share, for the same period last year.

Following are the significant items affecting SkyWest’s financial and operating performance during the quarter ended June 30, 2010:

Under our contract flying arrangements with our major partners, some of the fuel consumed in our operations is purchased by SkyWest and some is purchased by our major partners on our behalf.  The fuel purchased directly by SkyWest is reimbursed by our major partners and is the only amount of fuel cost included above in our operating revenues.  SkyWest is also reimbursed by its major partners for engine overhauls and certain other costs under its contract flying arrangements.  For financial reporting purposes, these reimbursements are recorded as operating revenues.  Operating revenues for the second quarter ended June 30, 2010, excluding fuel and engine overhaul reimbursements previously outlined, increased 6.4% to $561.8 million compared to $528.2 million for the same period last year.  The increase was primarily the result of an increase in the number of block hours in contract flying and additional pro-rate flying.  SkyWest produced 357,645 block hours, a 4.2% increase, for the quarter ended June 30, 2010, compared to 343,113 block hours for the same period last year.

Total operating expense and interest per available seat mile (“ASM”) for the second quarter of 2010, excluding fuel expense of $85.5 million, or $0.014 per ASM, decreased 4.2% to $0.091 from $0.095 for the comparable quarter of 2009.  The decrease was primarily due to increased ASM production of approximately 6.4% for the comparable periods.  Total operating expense and interest, excluding fuel expense, was $536.7 million for the quarter ended June 30, 2010, compared to $531.1 million for the quarter ended June 30, 2009.

SkyWest recorded stock-based compensation expense of approximately $1.5 million ($.9 million after-tax) for the quarter ended June 30, 2010, compared to $1.9 million ($1.2 million after-tax) for the same quarter of 2009.  The decrease was the result of granting fewer stock-based awards than previously granted.

During the quarter ended June 30, 2010, SkyWest did not repurchase any outstanding shares of its common stock under stock buyback programs previously authorized by its Board of Directors. As of June 30, 2010, SkyWest had authorization to repurchase up to an additional 7.69 million shares of its common stock.  SkyWest may continue to repurchase shares of its outstanding common stock under its authorized stock buyback program from time to time, as it deems appropriate.

At June 30, 2010, SkyWest had approximately $746.1 million in cash and marketable securities, compared to approximately $732.4 million as of December 31, 2009.  SkyWest’s long-term debt was $1.82 billion as of June 30, 2010 and December 31, 2009.  SkyWest’s long-term debt was the result of acquiring four new CRJ700 regional jet aircraft; however, the increase was completely offset by SkyWest’s payment of normal recurring debt obligations.  SkyWest has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on SkyWest’s consolidated balance sheets.  At a 5.8% discount rate, the present value of these lease obligations was approximately $1.9 billion as of June 30, 2010.

At June 30, 2010, SkyWest’s fleet totaled 452 aircraft, consisting of 404 regional jets (232 assigned to Delta Air Lines, Inc. (“Delta”), 168 assigned to United Air Lines, Inc. (“United”), four assigned to AirTran Airways, Inc. (“AirTran”)) and 48 EMB-120 aircraft (36 assigned to United and 12 assigned to Delta).

SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2009, describes SkyWest’s maintenance expense policy for its CRJ200 regional jet aircraft engines. Generally, SkyWest collects revenue at a fixed hourly rate for mature engine maintenance under its capacity purchase agreements with United.  During the quarter ended June 30, 2010, SkyWest incurred $13.7 million pre-tax expense in related engine maintenance costs in excess of amounts collected and recorded as revenue.

SkyWest Airlines, Inc. (“SkyWest Airlines”) and Atlantic Southeast Airlines, Inc. (“Atlantic Southeast”) have each entered into a Delta Connection Agreement with Delta wherein each of these entities provides contractual flight services.  These Delta Connection Agreements provide that beginning on the third anniversary of the agreements (September 8, 2008) Delta has the right to require that certain contractual rates under those agreements do not exceed the average rate of all Delta Connection Program carriers.  As of June 30, 2010, SkyWest Airlines and Atlantic Southeast had not finalized the contractual rates under their respective agreements.  SkyWest Airlines and Atlantic Southeast continue to negotiate with Delta on this issue and a resolution has not yet been reached.  SkyWest continues to record revenue under those agreements based on management’s best estimate of the revenue that SkyWest Airlines and Atlantic Southeast will ultimately realize upon settlement of the issue.

SkyWest has previously announced that SkyWest Airlines and Atlantic Southeast filed a lawsuit in Georgia state court against Delta regarding Delta’s withholding of amounts related to payments that are reimbursable to SkyWest in connection with certain irregular operations (“IROP”) under its existing agreements with Delta. As of June 30, 2010, SkyWest had recognized a cumulative total of $31.7 million of revenue associated with this matter for which Delta has withheld payment. SkyWest is vigorously pursuing its claim for such amounts to the extent permitted under various motions between the parties and the matter is ongoing.

SkyWest Airlines, based in St. George, Utah, and Atlantic Southeast, based in Atlanta, Georgia are wholly owned subsidiaries of SkyWest, Inc.  SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United and Delta.  SkyWest Airlines also has a marketing agreement with AirTran.  Atlantic Southeast operates as Delta Connection and United Express carriers under contractual agreements with Delta and United.  System-wide, SkyWest serves a total of approximately 225 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,800 daily departures.  This press release and additional information regarding SkyWest, Inc. can be accessed at www.skywest.com.

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest and its major partners regarding their contractual relationships; the financial stability of SkyWest’s major partners regarding any impact on the contracts that SkyWest operates under in their behalf; the resolution of current litigation with one of its major airline partners; variations in market and economic conditions; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2009, entitled “Risk Factors.”

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SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
OPERATING REVENUES:
Passenger	$642,201	$691,141	$1,265,313	$1,356,023
Ground handling and other	7,558	7,682	16,689	15,442
Total operating revenues	649,759	698,823	1,282,002	1,371,465
OPERATING EXPENSES:
Aircraft fuel	85,513	129,042	159,027	269,671
Salaries, wages and benefits	173,716	173,862	352,278	350,734
Aircraft maintenance, materials and repairs	111,366	116,390	218,121	208,549
Aircraft rentals	75,642	75,958	152,101	148,740
Depreciation and amortization	58,383	54,676	116,529	109,260
Station rentals and landing fees	30,551	29,978	59,436	62,852
Ground handling services	26,945	23,124	56,389	48,572
Other, net	38,355	36,024	76,411	72,494
Total operating expenses	600,471	639,054	1,190,292	1,270,872
OPERATING INCOME	49,288	59,769	91,710	100,593
OTHER INCOME (EXPENSE):
Interest income	4,142	2,724	8,112	5,446
Interest expense	(21,659)	(21,117)	(43,244)	(44,069)
Impairment of marketable securities	—	—	—	(7,115)
Other, net	(1,131)	116	(1,385)	(203)
Total other (expense), net	(18,648)	(18,277)	(36,517)	(45,941)
INCOME BEFORE INCOME TAXES	30,640	41,492	55,193	54,652
PROVISION FOR INCOME TAXES	11,985	15,273	21,522	19,061
NET INCOME	$18,655	$26,219	$33,671	$35,591

BASIC EARNINGS PER SHARE	$0.33	$0.47	$0.60	$0.63
DILUTED EARNINGS PER SHARE	$0.33	$0.46	$0.59	$0.62
Weighted average common shares:
Basic	55,936	55,657	55,895	56,102
Diluted	56,718	56,558	56,791	56,993

Unaudited Operating Highlights

	Three Months Ended June 30,				Six Months Ended June 30,
Operating Highlights	2010	2009	% Change		2010	2009	% Change

Passengers carried	9,697,145	8,884,664	9.1		18,419,314	16,518,573	11.5
Revenue passenger miles (000)	4,796,858	4,474,923	7.2		9,145,034	8,324,451	9.9
Available seat miles (000)	5,941,063	5,582,862	6.4		11,582,033	10,717,585	8.1
Passenger load factor	80.7%	80.2%	0.5	pts	79.0%	77.7%	1.3	pts
Passenger breakeven load factor	77.3%	75.8%	(1.5	)pts	76.0%	74.5%	1.5	pts
Yield per revenue passenger mile	$0.134	$0.154	(13.0)		$0.138	$0.163	(15.3)
Revenue per available seat mile	$0.109	$0.125	(12.8)		$0.111	$0.128	(13.3)
Cost per available seat mile	$0.105	$0.118	(11.0)		$0.107	$0.123	(13.0)
Fuel cost per available seat mile	$0.014	$0.023	(39.1)		$0.014	$0.025	(44.0)
Average passenger trip length	495	504	(1.8)		496	504	(1.6)
Block hours	357,645	343,113	4.2		701,797	667,911	5.1
Departures	236,826	220,605	7.4		459,066	426,485	7.6